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                                                                   Exhibit (10)R


                    SEPARATION AND GENERAL RELEASE AGREEMENT


     This Separation and General Release Agreement (the "Agreement") is entered into as of February 13, 1995, by and between Mervyn J. McCulloch ("Executive"), an individual, and Armor All Products Corporation, a Delaware corporation (the "Company").

     In consideration of the covenants undertaken and the release contained in this Separation Agreement and for other good and valuable consideration, Executive and the Company agree as follows:



1.   Termination of Employment.
     -------------------------
     Executive's employment with the Company will terminate effective January 31, 1995, (the "Separation Date"). As of that date, except as expressly provided herein, all compensation, benefit coverage and other perquisites of employment will cease.

2.   Separation Payments and Settlement Payments.
     -------------------------------------------
     Executive asserts claims for personal injuries and emotional distress which the Company denies. Without admitting liability, any wrongdoing or fault, Company agrees to make the following payments:

               a. For a period of three months from the Separation Date, Executive will receive Separation Payments equal to his regular bi-weekly salary of $7,134.62, on the Company's usual payroll dates, less applicable federal and state withholding and other payroll taxes and deductions.

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               b. In full and final settlement of all Executive's alleged personal injury and emotional distress claims against the Company and allocable solely to such personal injury and emotional distress claims, and in consideration of the general release in favor of the Company and McKesson Corporation given herein, Company agrees to make Settlement Payments to Executive in the gross amount of $210,000.00. $70,000.00 of such amount shall be payable in a lump sum as soon as practicable following the execution of this Separation Agreement. The remaining $140,000.00 shall be payable in four quarterly installments of $35,000.00, subject to the following. Executive shall receive the first two installments on or about April 30, 1995, and July 31, 1995, respectively. Thereafter, Executive shall receive the remaining two installments on or about October 31, 1995, and January 31, 1996, respectively; provided, however, that such
                                                   --------  -------
     remaining two installments shall be reduced by any salary, bonus, commissions or other compensation received by Executive from any other employer during the preceding quarter. No withholding or other taxes or other deductions shall be paid from such Settlement Payments and no IRS Form W-2, 1099 or other tax reporting form or filing shall be made with respect to such amounts.

3.   Tax Liability.
     -------------
     Executive agrees and covenants to be fully responsible for and to pay any and all taxes that may become due and owing

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     on the Settlement Payments described in paragraph 2.  Should any governmental entity make any claim or assessment against Company for any amount the entity contends should have been deducted from these payments or paid as tax on these payments, including but not limited to, any deductions under FICA (Social Security), federal unemployment tax, federal withholding, or any other law, state or federal, requiring deductions from the payment of wages, (but not including the employer portion of such taxes), Executive expressly agrees to fully indemnify and hold harmless Company from any such amount and any costs, assessments, fines, penalties, interest, additions to tax, attorneys' fees or other damages or expenses incurred by Company in connection with such claim or assessment.

4.   Short-Term Incentive Plan Award.
     -------------------------------
     Executive shall receive the cash equivalent of an award under the Company's 1989 Short-Term Incentive Plan ("STIP") for the fiscal year ending March 31, 1995, in the amount of $64,925.00. Such payment shall be made as soon as practicable following the execution of this Separation Agreement.

5.   Long-Term Incentive Plan Award.
     ------------------------------
     Executive shall receive the cash equivalent of an award under the Company's 1988 Long-Term Incentive Plan ("LTIP") for the three-year incentive period ending March 31, 1995, in the amount of $53,125.00. Such payment shall be made as

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     soon as practicable following the execution of this Separation Agreement.

6.   Benefits Coverage.
     -----------------
     Effective on the day after the Separation Date, Executive's present medical coverage under the McKesson Corporation Health Plan will cease and Executive will be given an opportunity to elect continuation coverage in accordance with applicable law. Provided that Executive elects continuation coverage, Company will pay the premiums for such coverage until the earlier of January 31, 1996, or the date on which Executive obtains coverage through a successor employer. Executive shall also receive any accrued vacation pay as of the Separation Date. Executive shall be entitled to receive any fully vested benefits in accordance with the terms of the McKesson Corporation Retirement Plan, the Company and McKesson Corporation Profit-Sharing Investment Plans ("PSIPs"), the Supplemental PSIP, and any other deferred compensation plan in which Executive participated prior to the Separation Date. Executive will not be a participant in, or otherwise be entitled to coverage or benefits under, the Company's or McKesson Corporation's disability plans, Life Insurance Plan, PSIPs or Supplemental PSIP, Retirement Plan, STIP, LTIP, or any other benefit plan or policy provision at any time subsequent to the Separation Date, and his accrual and coverage under all other Company and McKesson plans and policies shall cease as of the

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     Separation Date, except as expressly enumerated in this Separation
     Agreement.

7.   Stock Options.
     -------------
     Executive presently holds options to purchase shares of Company common stock under the Company's 1986 Stock Option Plan. A complete and accurate summary of the options currently held by Executive is attached hereto and designated as Attachment A. Company will recommend to the Compensation Committee of its Board of Directors that Executive be granted an extension of time until February 21, 1995, within which to exercise those options that are vested as of his Separation Date.

8.   Restricted Stock.
     ----------------
     Executive presently holds shares of restricted stock granted to him under the Company's 1988 Restricted Stock Plan. A complete and accurate summary of Executive's Restricted Stock Grants is attached hereto and designated as Attachment B. Company will recommend to the Compensation Committee of its Board of Directors that Executive's rights with respect to the Restricted Stock Grant made on February 21, 1991, not be terminated as of the Separation Date, but that Executive continue to be the owner of the shares until the restrictions on such shares lapse on February 21, 1995. Executive's rights with respect to all other Restricted Stock Grants shall terminate as of the Separation Date.

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9.   Payments to Spouse.
     ------------------
     In the event of Executive's death during the term of this Separation Agreement, any remaining payments or benefits to which Executive would have been entitled hereunder shall be made to his wife, Jennifer McCulloch.

10.  Outplacement Services.
     ---------------------
     At Executive's election, Company shall provide appropriate outplacement services to Executive, to be rendered by a firm selected by Company and which is reasonably acceptable to Executive.

11.  Termination Agreement.
     ---------------------
     The Termination Agreement dated May 15, 1994, between the Company and Executive shall be terminated as of the Separation Date, and the Executive shall not retain any rights arising out of the Termination Agreement.

12.  Litigation Cooperation.
     ----------------------
     Executive agrees to make himself reasonably available to cooperate in any actual or anticipated litigation or arbitration matter in which Company reasonably requests his assistance based upon his duties with the Company during the period for which he receives payments under paragraph 2. Once such payments have ended, Company shall pay Executive a daily consulting fee for such assistance in the amount of $750.00, subject to a one-half day minimum, and shall reimburse Executive for his reasonable out-of-pocket expenses in connection with any such assistance.

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 13. Termination.
     -----------
     Company may terminate this Agreement in the event of Executive's breach of the covenants set forth in paragraphs 17, 18, 19, 20 or 21 below, or if he accepts a position as an employee or an independent contractor with a competitor of Company. For purposes of this Agreement, "Competitor" shall mean a start-up company or a company now participating in the major product categories in which the Company competes internationally or in the United States, or categories which the Company plans to enter and which are known to the Executive. The President of Company shall have sole discretion to reasonably determine whether a company is a Competitor, and such determination shall be final and binding. Notice of termination shall be in writing and shall be effective upon delivery. Upon termination of this Agreement in accordance with this paragraph, all of Executive's Separation Payments and other payments and benefits under this Agreement shall cease, and Company shall have no further obligation to make such Separation Payments or other payments or provide such benefits to Executive.

14.  General Release.
     ---------------
     In consideration of the payments and other consideration set forth in this Separation Agreement, Executive on his own behalf and on behalf of his heirs, dependents, assigns and successors, hereby releases the Company and McKesson Corporation and each of their respective past and present

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     subsidiaries, affiliates, directors, officers, agents, employees, representatives, assigns and successors ("Related Parties") from any and all actions, charges, suits, grievances, damages, costs, expenses or other claims or liabilities of any kind or nature, (including, but not limited to, claims under ERISA, the Age Discrimination in Employment Act, or the Civil Rights Acts of 1964 and 1991) whether known or unknown, suspected or unsuspected, which Executive has, has had, may have, or may hereafter have, either in his own name, in a representative capacity or as a shareholder of Armor All Products Corporation or McKesson Corporation, arising out of, or by reason of, any cause, matter or thing whatsoever existing as of the date of execution of this Separation Agreement including, without limitation, any claims arising out of or related in any way to Executive's employment. Excepted from this release are this Separation Agreement and any rights or obligations under it.

     Company and McKesson Corporation, each on its own behalf and on behalf of its successors, administrators and assigns, parent, subsidiary and affiliate organizations, agents and stockholders hereby releases Executive and his Related Parties from all rights, claims and actions which Company and McKesson Corporation have, have had, may have, or may hereafter have, arising out of, or by reason of, any cause,

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     matter or thing whatsoever existing as of the date of execution of this
     Separation Agreement, including, without limitation, any claims arising out of or related in any way to Executive's employment. Excepted from this release are this Separation Agreement and any rights or obligations under it.

15.  Effect of Release; Complete Waiver.
     ----------------------------------
     Executive, Company and McKesson understand that they are waiving all claims, whether known or unknown to them, and whether or not they suspect that those claims exist or might exist at this time. The parties acknowledge that they are familiar with Section 1542 of the California Civil Code, which provides that:

                           A GENERAL RELEASE DOES NOT EXTEND
                           TO CLAIMS WHICH THE CREDITOR DOES
                           NOT KNOW OR SUSPECT TO EXIST IN HIS
                           FAVOR AT THE TIME OF EXECUTING THE
                           RELEASE, WHICH IF KNOWN BY HIM MUST
                           HAVE MATERIALLY AFFECTED HIS
                           SETTLEMENT WITH THE DEBTOR.

     EXECUTIVE, COMPANY AND MCKESSON BEING AWARE OF THIS PROVISION AND ITS EFFECT UPON THEIR RESPECTIVE RIGHTS, EXPRESSLY WAIVE ANY RIGHTS THEY MAY HAVE UNDER SECTION 1542 OR UNDER ANY STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

16.  Confidentiality.
     ---------------
     Executive, Company and McKesson each covenant and agree not to disclose any information relating to the existence and terms of this Separation Agreement and shall take every

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     precaution to prevent disclosure of such information to third parties other than, with respect to Executive, members of his immediate family and his personal financial and legal advisors, unless such disclosure is required by law, including, but not limited to, future SEC filings of the Company, and, with respect to Company and McKesson, their executives who need to know and their respective financial and legal advisors, unless such disclosure is required by law. Executive, Company and McKesson acknowledge that violation of this covenant would constitute a material breach of this Separation Agreement.

17.  Limited Rights Against Company.
     ------------------------------
     Executive agrees that he will not seek, in any way, any payments or benefits based upon his employment with the Company, his separation from employment and/or conduct prior to the execution of this Separation Agreement, other than as expressly set forth in this Separation Agreement. Executive waives any and all right or entitlement to any such payments or benefits. Executive further agrees that he will not file any charge or action, whether based on tort, express or implied contract, or any federal, state or local law, statute or regulation (including, but not limited to, ERISA, the Age Discrimination in Employment Act or the Civil Rights Acts of 1964 and 1991) relating to his employment, his eligibility for benefits, or the termination or terms and conditions of his employment. Executive agrees that this

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     Agreement may be pleaded as a complete bar to any action or suit before any court or administrative body with respect to any claim relating to his employment with, or termination from, Company.

18.  Protection of "Proprietary Information".
     ---------------------------------------
     Executive acknowledges that, in the course of his work as an employee of the Company, he has had and may have access to Proprietary Information (as defined below) concerning the Company, its products, customers and methods of doing business. Executive acknowledges that the Company has developed, compiled and otherwise obtained, often at great expense, this information, which has great value to the Company's business. Executive agrees to hold in strict confidence and not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information. Executive agrees to deliver promptly to Company all tangible Proprietary Information which is in his possession or under his control.

19.  "Proprietary Information" Defined.
     ---------------------------------
     For purposes of this Separation Agreement, the reference to "Proprietary Information" means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Executive, pertaining to or affecting the business of the Company or its parent or other affiliated companies or their clients, consultants, or

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     business associates unless: (a) the information is or becomes publicly known through lawful means not requiring the permission or license of the Company or McKesson; (b) the information was rightfully in Executive's possession or part of his general knowledge prior to his employment by the Company or by virtue of his activities not related to his employment by the Company; (c) the information is disclosed to Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction for the benefit of the Company) and did not learn it, directly or indirectly, from the Company on a confidential basis. Executive and the Company further agree that the following information is included, without limitation, in the definition of Proprietary Information if the same is encompassed by the preceding sentence: (i) processes, trade secrets, electronic codes, computer software, source codes, proprietary techniques, inventions, improvements and research projects; (ii) information about costs, budgets, profits, markets, employees, sales and lists of customers or vendors; (iii) plans for future development and new product concepts and marketing; and
     (iv) all documents, books, papers, drawings, models, sketches, studies, consultant's reports and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to Executive by the

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     Company or its parent or other affiliated companies, as well as written or oral instructions or comments.

20.  Solicitation of Employees.
     -------------------------
     Executive agrees that he will not solicit or assist in the solicitation of any employees of Company from the date of this Separation Agreement until the Separation Date or for the twelve (12) month period following the Separation Date.

21.  No Disparagement.
     ----------------
     Executive covenants and agrees that he will in no way disparage Company or its products, services, employees, or business reputation, to any person or entity whether or not said person or entity is a current or prospective supplier, customer or employee of Company. Executive further covenants and agrees that he will not otherwise engage in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of Company or McKesson. Company and McKesson agree not to make or publish, either orally or in writing, any disparaging statements concerning Executive, including his termination with the Company, his services with the Company and matters relating to his employment.

22.  References.
     ----------
     The Company agrees to provide Executive with a favorable letter of reference, in a form agreed to by both parties, and to support the letter with comments consistent therewith in the case of inquiries by prospective employers and

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     others.  All such inquiries shall be directed to the Vice President, Human
     Resources of the Company.

23.  Indemnification.
     ---------------
     Company shall indemnify Executive to the same extent he is entitled to indemnification as of the Separation Date as a result of his being a former officer of the Company under its Bylaws and shall take no action to limit such indemnification.

24.  Absence of Reliance.
     -------------------
     Executive acknowledges that, in agreeing to the terms of this Separation Agreement, he has not relied in any way upon any representations or statements of the Company or McKesson Corporation regarding the subject matter hereof, or the basis or effect of this Separation Agreement other than those representations or statements set forth in this Separation Agreement.

25.  No Representations.
     ------------------
     This Agreement expresses the full settlement terms upon which Executive and Company sever their employment relation-ship. There are no other representations or terms relating to the employment relationship and/or its severance that have not been identified in writing in this Agreement.

26.  Entire Agreement; Amendment.
     ---------------------------
     This instrument contains the entire agreement and under-standing concerning Executive's employment with the Company and separation of employment and the other subject matters

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     addressed herein between the parties, and supersedes all prior negotiations and all agreements proposed or other-wise, whether written or oral, concerning the subject matters thereof. This Separation Agreement may be amended or modified only by a written document executed by all of the parties hereto.

27.  Severability.
     ------------
     If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Separation Agreement which can be given effect without the invalid provisions or applications. To this end, the provisions of this Separation Agreement are declared to be severable.

28.  Governing Law.
     -------------
     This Separation Agreement and all transactions hereunder shall be governed by, interpreted and enforced in accordance with the laws of the State of California without reference to principles of conflict of laws.

29.  Forum Selection.
     ---------------
     Any and all litigation relating to state law causes of action arising out of this Separation Agreement shall be heard exclusively in California state courts. To that end, the parties to this Separation Agreement consent to

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     jurisdiction in California state courts and waive any defense of lack of personal jurisdiction.

     Any and all litigation relating to federal law causes of action arising out of this Separation Agreement shall be heard exclusively in California federal courts. The parties also consent to jurisdiction in California federal courts and waive any defense of lack of personal jurisdiction.

30.  Counterparts.
     ------------
     This Separation Agreement may be executed in counterparts with the same force and effect as if all signatures were set forth in a single instrument.

31.  Headings.
     --------
     Headings of sections in this Separation Agreement have been included solely for convenience and reference and are not part of the Agreement.

32.  Voluntary Agreement.
     -------------------
     It is understood and agreed that both the Company and Executive are voluntarily entering into this Separation Agreement as a way of severing the employment relationship existing between the parties. Executive acknowledges that he has been informed by the Company that he should consult with legal counsel concerning the contents of this Separation Agreement. This Separation Agreement is not to be construed as an allegation or admission on the part of

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     either party that either has violated any order, ruling, law, statute, regulation, contract or covenant, express or implied.

33.  Attorney's Fees and Costs.
     -------------------------
     If any action at law or in equity is necessary to enforce or interpret the terms of this Separation Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.


34.  Period for Review and Revocation.
     --------------------------------
     Executive confirms that he has had at least twenty-one (21) days to review and consider the waiver and release provisions of this Agreement, including but not limited to such provisions concerning claims (if any) under the Age Discrimination in Employment Act ("ADEA"). The parties agree that Executive shall have a period of seven (7) days following his execution of this Agreement to revoke said ADEA waiver, and that such waiver is neither effective nor enforceable until the expiration of such seven-day period.


Date of
Execution:February 13, 1995   /s/ Mervyn J. McCulloch
          ------------------  ----------------------------
                              Mervyn J. McCulloch

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                              ARMOR ALL PRODUCTS CORPORATION
Date of
Execution:February 15, 1995
          ------------------
                              By:   /s/ Kenneth M. Evans
                                    --------------------------
                                    Kenneth M. Evans



                              *McKESSON CORPORATION

Date of
Execution: February 22, 1995  By:   /s/ William A. Armstrong
           -----------------        --------------------------
                                    William A. Armstrong


*McKesson Corporation shall be bound only by paragraphs 14, 15, 16 and 21 of this Separation Agreement.

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